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                                                                     Exhibit 5.1




                                December 21, 2001


National City Bank
1900 East 9th Street
Cleveland, Ohio 44114


                   Re: National City Credit Card Master Trust
                       --------------------------------------


Ladies and Gentlemen:

                We have acted as special counsel to National City Bank (the "Bank") in connection with the registration statement on Form S-3 for which this opinion letter is filed as an exhibit thereto (the "Registration Statement"), filed by the Bank on behalf of National City Credit Card Master Trust (the "Trust") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance through the Trust of asset backed certificates representing interests in the Trust (the "Certificates"). The Trust has been formed and the Certificates are to be issued pursuant to a Pooling and Servicing Agreement, as amended and restated as of July 1, 2000 and as further amended on May 24, 2001 (as amended and supplemented, the "Pooling and Servicing Agreement"), between the Bank, as seller and servicer, and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that when the issuance, execution and delivery of the Certificates have been duly authorized by the Bank, and when the Certificates have been duly executed by the Bank and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor as contemplated by the Registration Statement, the Certificates will be validly issued and outstanding, and enforceable in accordance with their terms.

                Our opinion is subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, voidable preference, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors' rights and remedies generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.
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December 21, 2001
Page 2




                We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                         Very truly yours,

                         /s/ JONES, DAY, REAVIS & POGUE

                         JONES, DAY, REAVIS & POGUE